Exhibit 99.1

Contact:
Kevin Chamberlain,

Managing Director, Corporate Communications
(818) 224-7028

PennyMac Mortgage Investment Trust Reports Fourth Quarter and Full-Year 2010 Results

Calabasas, CA February 2, 2011 — PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income for the fourth quarter of 2010 of $7.3 million, or $0.43 per diluted share, on total net investment income of $13.6 million.  This brings full-year net income earned by PMT to $24.5 million, or $1.44 per diluted share, on total net investment income for the year of $44.0 million.

On December 27, 2010, the Board of Trustees of PMT declared a cash dividend of $0.42 per common share of beneficial interest. This dividend was paid on January 28, 2011 to common shareholders of record on January 12, 2011.  With the payment of the fourth quarter dividend, PMT has declared dividends totaling $1.19 per share for the year 2010.

PMT invested $148 million in distressed mortgage assets during the fourth quarter.  The purchases were comprised of $146 million in non-performing residential mortgage whole loans and $2 million in mortgage-backed securities.  These investments were purchased with a combination of cash flows from existing investments and leverage through loan and securities repurchase agreements and PMT’s new credit facilities, as described below.  At the end of the quarter, the Company’s portfolios of residential mortgage whole loans and mortgage-backed securities were valued at $368 million and $120 million, respectively.  After the end of the fourth quarter, the Company entered into a transaction to purchase non-performing whole loans valued at $69 million.  That transaction is scheduled to close in the middle of February 2011.(1)

(1)  The pending transaction is subject to continuing due diligence, customary closing conditions, and procuring additional debt financing and there can be no assurance that the committed amount will ultimately be acquired or that the transaction will be completed at all.

During the quarter, the Company entered into two master repurchase agreements with two money center banks totaling $225 million.  The two agreements are structured to finance investments in distressed mortgage assets, including non-performing whole loans and real-estate acquired in the settlement of loans, or REO.  The Company’s objective is to utilize these facilities to finance the aggregation of NPL investments pending sale, securitization or other structured financing.  During the quarter, the Company also entered into a $75 million master repurchase agreement to fund newly originated prime mortgage loans purchased from correspondent lenders by PMT’s conduit.

During the quarter ended December 31, 2010, PMT recorded net investment income on interest-earning assets totaling $12.6 million, as summarized below.

	Quarter ended December 31, 2010
	Investment income
	Interest			Realized and
	Coupon	Discount accrual	Total interest	unrealized gains	Total	Average balance
	(dollars in thousands)
Short-term money market investment	$9	$—	$9	$—	$9	$23,583
Mortgage-backed securities:
Non-Agency Alt-A	228	122	350	41	391	16,938
Non-Agency subprime	131	824	955	(227)	728	101,092
Non-Agency prime jumbo	78	23	101	(27)	74	11,034
	437	969	1,406	(213)	1,193	129,064
Mortgage loans	2,857	—	2,857	8,525	11,382	270,563
	$3,303	$969	$4,272	$8,312	$12,584	$423,210

The Company’s mortgage loans generated realized and unrealized gains totaling $8.5 million in the fourth quarter.  Of these gains, $5.9 million was realized through payoffs and sales, the result of collection on the loan balances at levels higher than their beginning of quarter fair values.  The following is a breakdown of the realized and unrealized gains on mortgage loans for the fourth quarter:

(in thousands)
Valuation changes	$2,619
Payoffs	2,519
Sales	3,387
$8,525

Cash flows generated from existing investments were $49 million for the fourth quarter, an increase from third quarter cash flows of $45 million.  Cash flows from mortgage-backed securities totaled $20 million for the quarter.  Residential whole loans produced $17 million in cash during the fourth quarter, of which $11 million came from short-sale liquidations.  Proceeds from settlement of REO resulted in an additional $12 million.

Expenses for the fourth quarter totaled $6.1 million, an increase of 34% from the third quarter.  This increase was largely attributable to an increase in loan servicing fees and professional services.  Servicing fees accounted for 34% of the quarter’s expense increase.  As the Company’s portfolio of loans increases and as the volume of liquidation events rises, loan servicing fees are expected to increase as well.  Professional services accounted for 52% of PMT’s quarterly expense increase, largely due to due diligence and legal fees associated with pledging PMT’s whole loans to its newly established credit facilities.  The establishment of PMT’s at-the-market equity sales program also added to these expenses.

Stanford L. Kurland, Chairman and Chief Executive Officer of PMT, stated “PMT’s whole loan portfolio continues to produce strong cash flows as loans move through the liquidation process.  Loans that were liquidated in the fourth quarter were held, on average, in the portfolio for 6 months.  Also, many of our non-performing loans continue to move closer toward a liquidation event and this is reflected in gain on mortgage loans for the fourth quarter of $8.5 million.  As our non-performing loans move closer toward liquidation, their value generally increases as the certainty of liquidation increases.

“The fourth quarter was a very busy and productive quarter for PMT,” continued Mr. Kurland.  “We closed two large credit facilities providing us additional available capital to purchase non-performing whole loans.  In addition, we closed a repurchase facility for our conduit that will provide financing for that business as it grows over time.  We also established an at-the-market equity sale program during the quarter.  This $100 million equity program represents a portion of our $500 million shelf registration, which is available for accretive transactions as market conditions permit.

“The incremental expenses incurred in the fourth quarter were necessary in initiating certain strategic initiatives for the Company,” concluded Mr. Kurland.  “Costs associated with the establishment of the two credit facilities, the warehouse lending facility for the conduit, and the at-the-market equity program impacted the fourth quarter results; however, the initiatives are intended to benefit the Company well into the future.  We believe these facilities have provided the groundwork for further growth of PMT’s investment capacity and the potential enhancement of our returns.”

Management’s recorded earnings call and slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMacMortgageInvestmentTrust.com beginning at 5:30 a.m. (PT) on Wednesday, February 2, 2010.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.pennymacmortgageinvestmenttrust.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in general business, economic, market and employment conditions from those expected; continued declines in residential real estate and disruption in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives and investment strategies; changes in our investment or operational objectives and strategies, including any new lines of business; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; unanticipated increases in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; increased rates of delinquency or decreased recovery rates on our investments; increased prepayments of the mortgage and other loans underlying our investments; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; and our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	December 31,
	2010	2009
ASSETS
Cash	$45,447	$54
Short-term investment	—	213,628
Mortgage-backed securities at fair value	119,872	83,771
Mortgage loans at fair value	368,216	26,046
Real estate acquired in settlement of loans	29,685	—
Principal and interest collections receivable	8,249	—
Interest receivable	978	492
Due from affiliates	2,115	—
Other assets	14,533	455
Total assets	$589,095	$324,446
LIABILITIES
Accounts payable and accrued liabilities	$9,080	$527
Loans and securities sold under agreements to repurchase	248,624	—
Contingent underwriting fees payable	5,883	5,883
Payable to affiliates	5,595	4,238
Total liabilities	269,182	10,648

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 shares of $0.01 par value; issued and outstanding, 16,832,343 and 16,735,317 shares, respectively	168	167
Additional paid-in capital	317,175	315,514
Retained earnings (accumulated deficit)	2,570	(1,883)
Total shareholders’ equity	319,913	313,798
Total liabilities and shareholders’ equity	$589,095	$324,446

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Quarter ended December 31, 2010	Year ended December 31, 2010
Investment Income
Gains (losses) on investments:
Mortgage loans	$8,518	$27,215
Mortgage-backed securities	(213)	233
	8,305	27,448
Interest income:
Mortgage loans	2,857	9,302
Mortgage-backed securities	1,406	5,186
Short-term investment	9	86
	4,272	14,574
(Loss) gain on sale of correspondent lending mortgage loans	7	(2)
Results of real estate acquired in settlement of loans	1,030	2,002
Other income	15	32
Net investment income	13,629	44,054
Expenses
Management fees	1,228	4,878
Compensation	415	2,627
Loan servicing fees	1,426	2,987
Professional services	1,460	2,581
Interest	575	826
Insurance	188	776
Other	845	2,353
Total expenses	6,137	17,028
Income before provision for income taxes	7,492	27,026
Provision for income taxes	143	2,543
Net income	$7,349	$24,483
Earnings per share
Basic	$0.44	$1.46
Diluted	$0.43	$1.44
Weighted average shares outstanding
Basic	16,832,343	16,775,191
Diluted	17,105,327	17,048,175

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